Exhibit 10.1

Option No.:

NEW PLAN EXCEL REALTY TRUST, INC.

2003 STOCK INCENTIVE PLAN

STOCK OPTION AWARD

New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), hereby awards an option to purchase shares of its common stock, $.01 par value (the “Stock”), to the optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attached Stock Option Award (the “Award”), and in the Company’s 2003 Stock Incentive Plan (the “Plan”).

Grant Date:

Expiration Date:

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share:

By signing this cover sheet, you acknowledge that this Stock Option Award is subject to all of the terms and conditions described in the attached Award and in the Plan, and that the Plan will control in the event that any provision of this Award should be inconsistent or otherwise conflict with the terms and provisions of the Plan.

Optionee:
(Signature)

Company:
(Signature)

Title:

This is not a stock certificate or a negotiable instrument.

NEW PLAN EXCEL REALTY TRUST, INC.

2003 STOCK INCENTIVE PLAN

STOCK OPTION AWARD

Incentive Stock Option

This stock option award is intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent it can qualify and will be interpreted accordingly.

To the extent that the aggregate fair market value of stock with respect to which incentive stock options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including this Option, are exercisable for the first time by you during any calendar year (under the Plan and all other incentive stock option plans of the Company or any Subsidiary) exceeds $100,000, such options shall be treated as not qualifying under Section 422 of the Code but rather shall be taxed as non-qualified options. For purposes of the rule set forth in the preceding sentence, all Time Vested Options shall be treated as incentive stock options before any Performance Vested Options are treated as incentive stock options to the extent allowable under the Code, and by taking all options into account in the order in which they were granted. For purposes of these rules, the fair market value of stock shall be determined as of the time the option with respect to such stock is granted.

Vesting

This option is only exercisable before it expires or the earlier termination hereof and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares to be acquired is the total number of shares then available for exercise and purchase under the option, by following the procedures set forth in the Plan.

Subject to the terms of any employment or other agreement with the Company, vesting in your options is as provided in the following paragraphs.

Your right with respect to options on fifty percent (50%) of the shares under this Award (i.e., X shares) (the “Time Vested Options”) will vest in five (5) equal installments, with options for X shares vesting on the first anniversary of the date hereof, and options to purchase an additional X shares vesting on each of the next four (4) succeeding anniversary dates of the date hereof (the result being that all X Time Vested Options will vest on [5th anniversary of grant date]).

Your right with respect to options on fifty percent (50%) of the shares under this Award (i.e., X shares) (the “Performance Vested Options”) will vest in five (5) equal installments of X shares per year, commencing on January 1, X and on each January 1 thereafter until January 1, X (each, an “Anniversary Date”); subject, however, to the achievement during the calendar year immediately preceding each Anniversary Date (each, a “Measurement Year”) of either the “FFO Threshold” or the “Total Return Threshold” (as each term is hereinafter defined), but further subject to the provisions contained in the next succeeding paragraph. To the extent that any Performance Vested Options do not vest on January 1, X [the 5th anniversary of grant date], as provided herein, then all such unvested Performance Vested Options shall be forfeited to the Company.

Notwithstanding the foregoing, if neither the FFO Threshold nor the Total Return Threshold are achieved with respect to any Measurement Year (the “Non-Performance Year”), then the Performance Vested Options that would have vested with respect to such Non-Performance Year had the performance criteria been achieved shall nonetheless vest to the extent that at any time thereafter either the FFO Threshold or the Total Return Threshold has been achieved on a cumulative basis beginning with the Non-Performance Year and ending with the most recently ended Measurement Year (i.e., comparing either the actual cumulative FFO results or the actual cumulative Total Return results against the cumulative Target Percentage for either the FFO Threshold or the Total Return Threshold, as applicable, for all Measurement Years commencing with the Non-Performance Year).

For purposes hereof, “FFO Threshold” shall mean an increase (expressed as a percentage) in the Company’s funds from operations on a per share basis for the current Measurement Year as compared to the immediately preceding Measurement Year, in an amount determined annually by the Committee not later than March 31 of the current Measurement Year (such percentage increase being referred to as the “Target Percentage”) and “Total Return Threshold” shall mean a specified total return to shareholders (including all dividends, regular or special, and stock appreciation) (expressed as a percentage) on each share of the Company’s common stock during the Measurement Year, as determined annually by the Committee not later than March 31 of the current Measurement Year (such percentage being referred to as the “Target Percentage”).

No additional shares of Stock will vest after your Service has terminated for any reason.

Term	This option will expire at the close of business on the Expiratiaon Date; however, this option will expire earlier if your Service terminates, as described below.

Termination of Service

Unless otherwise provided in any applicable employment agreement between you and the Company or a Subsidiary, if your Service terminates for any reason, other than death or Disability, then this option will expire at the close of business on the 90th day after the date your Service terminates but in no event later than the Expiration Date.

Death

If your Service terminates because of your death, then this option will expire at the close of business on the one-year anniversary of the date of your death but in no event later than the Expiration Date. During that one-year period, your estate or heirs may exercise the vested portion of your Performance Vested Options and all of the Time Vested Options whether or not such Time Vested Options were otherwise exercisable.

If you die during the 90-day period following your Service termination (other than a termination on account of your death or Disability), and a vested portion of this option has not otherwise expired, then this option will instead expire on the one-year anniversary of the date your Service terminates but in no event later than the Expiration Date. In such a case, during the period following your death up to the one-year anniversary of the date your Service terminates but in no event later than the Expiration Date, your estate or heirs may exercise the vested portion of your Performance Vested Options and all of the Time Vested Options whether or not such Time Vested Options were otherwise exercisable.

Disability

If your Service terminates because of your Disability, then this option will expire at the close of business on the one-year anniversary of your Service termination but in no event later than the Expiration Date.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. At its discretion, the Company may accept a verbal notice of exercise.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•                                          Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•                                          Shares of Stock which, if acquired from the Company, have already been owned by you for more than six months and which are surrendered to the Company (or you attest to your ownership of the shares of Stock). The fair market value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•                                          By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes. This method of payment is not available during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available.

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this award, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in this option in any other way.

Retention Rights

This Award does not create any contractual or other rights for you to be retained by the Company in any capacity. Subject to any employment agreement you have with the Company, the Company reserves the right to terminate your service with the Company at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan or as otherwise provided for herein.

Adjustments

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares, effected in all such cases, without receipt of consideration by the Company occurring after the Grant Date, the number and kinds of shares subject to this Award and the option price per share shall be adjusted proportionately and accordingly by the Company.

In addition, the Compensation Committee shall have the right to make such reasonable interpretations and equitable adjustments to the Award as it deems necessary or appropriate to take into account any distributions to the Company’s stockholders (other than regular common dividends) and any such determination by the Compensation Committee shall be conclusive and binding.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option award you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Steven F. Siegel at (212) 869-3000 to request paper copies of these documents.

By signing the cover sheet of this Award, you agree to all of the terms and conditions described above and in the Plan.